Exhibit 5.1

CONYERS DILL & PEARMAN 29th Floor One Exchange Square 8 Connaught Place Central Hong Kong T +852 2524 7106 | F +852 2845 9268 conyers.com

27 May 2025

Matter No.:1008217
(852) 2842 9530
Richard.Hall@conyers.com

GDS Holdings Limited

Cricket Square, Hutchins Drive

PO Box 2681

Grand Cayman KY1-1111

Cayman Islands

Dear Sir/ Madam,

Re: GDS Holdings Limited (the “Company”)

We have acted as special legal counsel in the Cayman Islands to the Company in connection with a registration statement on form F-3 filed with the U.S. Securities and Exchange Commission (the “Commission”) on 27 May 2025 (the “Registration Statement”), the base prospectus dated 27 May 2025 contained in the Registration Statement (the “Prospectus”) and a prospectus supplement dated 27 May 2025 (the “Prospectus Supplement”) relating to the registration under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) of the Company’s class A ordinary shares par value US$0.00005 each (the “Class A Ordinary Shares”), which are to be represented by American Depositary Shares (“ADSs”). Each ADS represents eight (8) Class A Ordinary Shares.

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined a copy of (i) the Registration Statement, and (ii) the Prospectus, which are sometimes collectively referred to as the “Offer Documents” (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed:

1.1.	a copy of the amended and restated memorandum of association (the “Memorandum”) and amended and restated articles of association (the “Articles”) of the Company, each certified to be true, accurate and correct on 15 May 2025;

1.2.	a copy of minutes of a meeting of its directors held on 20 May 2025 (the “Resolutions”);

1.3.	a copy of a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on 20 May 2025 (the “Certificate Date”);

1.4.	a copy of the register of members of the Company certified by the Secretary of the Company on 15 May 2025; and

1.5.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1.	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2.	that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.	the accuracy and completeness of all factual representations made in the Offer Documents and other documents reviewed by us;

2.4.	that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended;

2.5.	that there is no provision of the laws of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinion expressed herein;

2.6.	the validity and binding effect under the laws of the United States of America of the Offer Documents; and

2.7.	that the Registration Statement will be duly filed with the Commission and become effective prior to the sale of any Class A Ordinary Shares under the Registration Statement.

3.	QUALIFICATIONS

3.1.	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current laws of and practice in the Cayman Islands.

4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

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4.1.	The Company is duly incorporated and existing under the laws of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date. Pursuant to the Companies Act (“Act”), a company is deemed to be in good standing if all fees and penalties under the Act have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Act.

4.2.

Based solely on our review of the memorandum of association of the Company, the Company has an authorised share capital of US$175,100 divided into 3,502,000,000 shares of a nominal or par value of US$0.00005, of which 3,300,000,000 shall be designated as Class A ordinary shares, 200,000,000 shall be designated as Class B ordinary shares and 2,000,000 shall be designated as preferred shares.

4.3.	When issued and paid for as contemplated by the Offer Documents, the Class A Ordinary Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such Class A Ordinary Shares).

4.4.	The statements in the Prospectus Supplement under the caption “Taxation — Cayman Islands Taxation” insofar and to the extent that they constitute a summary or description of the laws and regulations of the Cayman Islands fairly and accurately present the information and summarise the matters referred to therein and nothing has been omitted from such statements that would make them misleading in any material respect.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions “Enforceability of Civil Liabilities” and “Legal Matters” in the Prospectus forming a part of the Registration Statement.  In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman

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